EXHIBIT 10.3

EXECUTION VERSION

LIMITED WAIVER AND AMENDMENT AGREEMENT

This Limited Waiver and Amendment Agreement (the “Agreement”), dated as of April 10, 2026, is by and between Onfolio Holdings Inc., a Delaware corporation (the “Company”), and the holder identified on the signature page hereto (the “Holder”).

WHEREAS, the Company and the Holder entered into (i) that certain Securities Purchase Agreement, dated as of November 17, 2025 (as amended, restated and modified from time to time, the “Securities Purchase Agreement”), pursuant to which, among other things, the Company issued to the Holder (a) a senior secured convertible note of the Company (the “Note”) and (b) a right to receive common stock of the Company (the “Right”), and (ii) that certain Registration Rights Agreement, dated as of November 17, 2025 (the Registration Rights Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Securities Purchase Agreement;

WHEREAS, on February 1, 2026, the Company sold certain assets as described on Schedule I attached hereto to Pham Hoang Huy (the “Mighty Deals LLC Asset Sale”);

WHEREAS, the Company desires to sell certain assets, as described on Schedule II attached hereto, for fair value and on an arms-length basis with such terms and conditions thereof acceptable to the Holder, in its sole discretion (the “Future Asset Sales”, and together with the Mighty Deals LLC Asset Sale, the “Asset Sales”);

WHEREAS, pursuant to Section 14(f) of the Note, without the prior written consent of the Holder (an “Asset Sale Consent”), the Company and its Subsidiaries are prohibited from consummating any Asset Sales (any such applicable Event of Default (as defined in the Notes) with respect to the breach of Section 14(f) in connection with the consummation of any Asset Sales, collectively, an “Asset Sale Event of Default”);

WHEREAS, pursuant to Section 4(b) of the Note, upon the occurrence of any Asset Sale Event of Default, the Holder may require the Company to redeem all, or any portion, of the Note in cash (an “Asset Sale Event of Default Redemption”);

WHEREAS, pursuant to Section 9(a) of the Note, upon the occurrence of one or more Asset Sales, the Holder has the right to require the cash redemption of up to such portion of the Conversion Amount (as defined in the Note) of the Note not in excess of not in excess of the Holder’s Holder Pro Rata Amount (as defined in the Note) of 62.5% of the net proceeds (including any insurance and condemnation proceeds with respect thereto) of any such Asset Sale (each, an “Asset Sale Redemption”);

WHEREAS, the Holder desires to permit one or more Future Asset Sales with purchase price(s) that, in the aggregate, do not exceed $500,000 (the “Permitted Future Asset Sales”);

WHEREAS, the Company desires that the Holder waive, in part, (a) effective as of the time of consummation of the Mighty Deals LLC Asset Sale (the “Mighty Deals Effective Time”), the Asset Sale Event of Default that otherwise occurred upon the consummation of the Mighty Deals LLC Asset Sale (the “Mighty Deals Event of Default Limited Waiver”), (b) any Asset Sale Event of Default arising from the occurrence of one or more Permitted Future Asset Sales, and (c) the Holder’s right to effect any Asset Sale Redemption solely in connection with the occurrence of the Mighty Deals LLC Asset Sale and any Permitted Future Asset Sales (and not with respect to any other Asset Sale or other transaction) (each of the foregoing limited waivers in this paragraph, including the Mighty Deals Event of Default Limited Waiver, collectively, the “Asset Sale Limited Waivers”);

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WHEREAS, pursuant to Section 14(v) of the Note, the Company was required consummate the exchange of the Eastern Standard Note (as defined in the Note) into shares of Common Stock, pursuant to the terms of the Note (the “Eastern Exchange”), on or prior to January 17, 2026 (any such applicable Event of Default with respect to the breach of Section 14(v) in connection with the failure to consummate the Eastern Exchange, collectively, the “Eastern Exchange Event of Default”, and together with the Contemplated Asset Sale Event of Default, the “Existing Events of Defaults”);

WHEREAS, pursuant to Section 4(b) of the Note, upon the occurrence of the Eastern Exchange Event of Default, the Holder may require the Company to redeem all, or any portion, of the Note in cash at any time (an “Eastern Exchange Event of Default Redemption”, and together with the Contemplated Asset Sale Redemption, each an “Existing Redemption Right”);

WHEREAS, the Company desires that (a) the Holder forbear from exercising any right to effect an Eastern Exchange Event of Default Redemption until September 17, 2026 (the “Eastern Exchange Forbearance Deadline”), and (b) the Holder waive, in part, Section 2(c) of the Note, such that, until the Eastern Exchange Forbearance Deadline, the occurrence of one or more of Existing Events of Default shall not cause Interest Rate (as defined in the Notes) then in effect to be increased to the Default Rate (as defined in the Notes) (collectively, the Eastern Exchange Limited Waivers”);

WHEREAS, the Company desires that the Holder waive, in part, (a) Section 4(a)(vi) of the Note, such that the failure to pay any Registration Delay Payment (as defined in the Registration Rights Agreement) due upon any Effectiveness Failure (as defined in the Registration Rights Agreement) relating to the Initial Registration Statement (as defined in the Registration Rights Agreement) when and as required pursuant to the Registration Rights Agreement shall not be an Event of Default, and (b) Section 2(e) of the Registration Rights Agreement, such that the failure to pay any Registration Delay Payment due upon any Effectiveness Failure relating to the Initial Registration Statement, when and as required thereunder, will not be due to be paid to the Holder until the Maturity Date (as defined in the Notes) except to the extent included, in whole or in part, in the Conversion Amount of one or more conversions of such Note as specified in any such applicable Conversion Notice (as defined in the Notes) in connection therewith (collectively, the “Delay Payment Limited Waivers”).

WHEREAS, on the date hereof, the Company desires to enter into an equity purchase facility agreement with SZOP Opportunities I LLC, where, upon the terms and subject to the conditions contained therein, the Company shall have the right to issue and sell to SZOP Opportunities I LLC, from time to time as provided therein, up to an aggregate of $100,000,000 million in newly issued shares of Common Stock of the Company (the “Equity Purchase Facility Agreement”);

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WHEREAS, the Company desires that the Holder waive, in part, solely with respect to the Equity Purchase Facility Agreement (and the shares of Common Stock issued and issuable thereunder), and not with respect to any other Subsequent Placement, the Transaction Documents solely to the extent necessary to permit the transactions contemplated by the Equity Purchase Facility Agreement (including, without limitation, (a) with any shares of Common Stock issuable thereunder to be “Excluded Securities” (as defined in the Securities Purchase Agreement and the Notes) and (b) the prohibitions on variable rate transactions in Section 4(n) of the Securities Purchase Agreement) (the “Equity Purchase Facility Agreement Limited Waivers”);

WHEREAS the Company desires to obtain a waiver, in part, pursuant to the Securities Purchase Agreement and the Note, during the period commencing on the date hereof and ending on the earlier of (a) the date of which all $100,000,000 million in newly issued shares of Common Stock of the Company are issued pursuant to the Equity Purchase Facility Agreement and (b) the date of which the Equity Purchase Facility Agreement is terminated, to reduce the Required Reserve Amount (as defined in the Securities Purchase Agreement and the Notes) by 100,000,000 (the “Required Reserve Reduction Amount”) (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) (the “Reserve Amount Limited Waiver”, and together with the Equity Purchase Facility Agreement Limited Waivers, the Asset Sale Limited Waivers, the Delay Payment Limited Waivers, and the Eastern Exchange Limited Waivers, collectively, the “Limited Waivers”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Company and the Holder agree as follows:

A G R E E M E N T

1. Limited Waivers. The Holder hereby grants the Limited Waivers, and, upon the due execution and delivery of this Agreement by the Company and the Holder, this Agreement shall be effective as of the date hereof (except with respect to the Mighty Deals Event of Default Limited Waiver, which shall be effective as of the Mighty Deals Effective Time) (as applicable, the “Effective Date”).

2. Acknowledgement; Limitation of Waivers.

2.1 Acknowledgement. The parties hereto acknowledge and agree that (a) the Holder is not, hereunder, granting the Contemplated Asset Sale Consent or waiving, in whole or in part, the occurrence of any Existing Event of Default, (b) as a result of the occurrence of one or more Existing Events of Default, the Holder shall have the right to effect one or more Alternate Conversions (as defined in the Notes) related to the occurrence of any such Existing Events of Default (which shall not be capable of cure) pursuant to Section 3(e)(2) of the Note, (c) nothing herein shall amend, modify or waive any right of the Holder pursuant to Section 3(e) of the Note, and (d) the Company shall reserve an amount equal to the Required Reserve Reduction Amount with respect to the securities to be issued pursuant to the Equity Purchase Facility Agreement;

2.2 Limitation of Waivers. The Limited Waivers set forth herein constitute one-time waivers and are limited to the matters expressly waived herein and should not be construed as an indication that the Holder would be willing to agree to any future modifications to, consent of, or waiver of any of the terms of any other agreement, instrument or security or any modifications to, consents of, or waiver of any default that may exist or occur thereunder.

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3. Amendment. The definition of “Transaction Documents” in the Securities Purchase Agreement is hereby amended to include this Agreement.

4. Ratifications. Except as otherwise expressly provided herein, each of the Transaction Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

5. Fees. The Company shall reimburse Kelley Drye & Warren, LLP (counsel to the Holder) in an aggregate non-accountable amount of $20,000 for costs and expenses incurred by it in connection with drafting and negotiation of this Agreement. Each party to this Agreement shall bear its own expenses in connection with the structuring, documentation, negotiation and closing of the transactions contemplated hereby, except as provided in the previous sentence and except that the Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, transfer agent fees, Depository Trust Company fees relating to or arising out of the transactions contemplated hereby.

6. Disclosure of Transaction. The Company shall, on or before 9:00 a.m., New York City Time, on or prior to the second (2nd) Business Day after the date of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching this Agreement as exhibits to such filing (excluding schedules, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated hereby or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Holder or any of their affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holder, to issue a press release or make such other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise.

7. Miscellaneous Provisions. Section 9 of the Securities Purchase Agreements is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Company and the Holder hereto have executed this Agreement as of the day and year first above written.

ONFOLIO HOLDINGS INC.

By:
Name: Dominic Wells
Title: Chief Executive Officer

[Signature Page to Limited Waiver and Amendment Agreement]

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IN WITNESS WHEREOF, the Company and the Holder hereto have executed this Agreement as of the day and year first above written.

HOLDER:

ATW Digital Assets XI LLC

By:
Name: Antonio Ruiz-Gimenez
Title: Managing Member

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Schedule I

Asset Sale Description

On February 1, 2026, the Company entered into an asset purchase agreement with Pham Hoang Huy whereby the Company agreed to sell all assets of its subsidiary, Mighty Deals LLC, to Pham Hoang Huy for a purchase price of $120,000. The Company has received $110,000 to date with the remaining purchase price amount of $10,000 to be paid in June 2026.

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Schedule II

Contemplated Asset Sale Description

The Company intends to sell some assets of the following subsidiaries in separate asset purchase agreements with prospective buyers over the course of the rest of 2026: (i) Onfolio Assets LLC, (ii) Vital Reaction LLC, and (iii) SEO Butler Limited.

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